As filed with the Securities and Exchange Commission on July 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EPIRUS BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3514457
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

699 Boylston Street

Eighth Floor

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

EPIRUS Biopharmaceuticals, Inc. 2015 Equity Incentive Plan

EPIRUS Biopharmaceuticals, Inc. 2015 Employee Stock Purchase Plan

(Full Title of the Plan)

Robert Ticktin, Esq.

Senior Vice President, General Counsel and Secretary

EPIRUS Biopharmaceuticals, Inc.

699 Boylston Street

Eighth Floor

Boston, Massachusetts 02116

(Name and Address of Agent for Service of Process)

(617) 600-3497

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William C. Hicks, Esq.

Pamela B. Greene, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Tel: (617) 542-6000

Fax: (617) 542-2241

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value	352,722	(2)	$5.78	(4)	$2,036,969.55	(4)	$236.70
Common Stock, $0.001 par value	1,595,770	(3)	$5.78	(4)	$9,215,571.75	(4)	$1,070.85
Common Stock, $0.001 par value	104,230	(3)	$6.47	(5)	$674,368.10	(5)	$78.36

(1)          Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of EPIRUS Biopharmaceuticals, Inc. (the “Company or the “Registrant”) that become issuable under the EPIRUS Biopharmaceuticals, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) and the EPIRUS Biopharmaceuticals, Inc. 2015 Employee Stock Purchase Plan (the “ESPP,” and together with the 2015 Plan, the “Plans”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)          The number of shares of Common Stock consists of the aggregate number of shares which may be issued under the ESPP.

(3)          The number of shares of Common Stock consists of (i) the aggregate number of shares which may hereafter be issued under the 2015 Plan (1,595,770 shares) and (ii) the aggregate number of shares which may be issued upon the exercise of options which have been granted under the 2015 Plan (104,230 shares).

(4)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act. Pursuant to Rule 457(c) under the Securities Act, in the case of shares of Common Stock to be issued in connection with equity awards that have not yet been granted, the fee is calculated on the basis of the average of the high and low sale prices of the Common Stock of the Registrant reported on the NASDAQ Capital Market as of a date (June 29, 2015) within five business days prior to filing this Registration Statement.

(5)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act. In the case of shares of Common Stock which may be issued upon exercise of outstanding options granted under the 2015 Plan, the Proposed Maximum Offering Price Per Share is $6.47 per share, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding awards under the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                           Plan Information.

Not required to be filed with this Registration Statement.

Item 2.                     Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                          Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) The Registrant’s annual report on Form 10-K for the year ended December 31, 2014 filed with the Commission on March 31, 2015;

(b) (1) The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2015 filed with the Commission on May 13, 2015;

(2) the Registrant’s current reports on Form 8-K filed with the Commission on January 26, 2015, January 30, 2015, March 13, 2015, April 24, 2015, and June 9, 2015;

(3) the portions of the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 24, 2015 that are deemed “filed” with the Commission under the Exchange Act; and

(c) The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act on February 18, 2005, including any amendment or report filed for the purpose of updating such description.

Unless otherwise noted, the Commission file number for each of the documents listed above is 000-51171.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicate that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                 Description of Securities.

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel.

None.

Item 6.                                 Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Sixth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Certificate of Incorporation and the Company’s Amended and Restated By-Laws (the “By-Laws”) provide indemnification for the Company’s directors and officers to the fullest extent permitted by the DGCL. The Company will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Certificate of Incorporation and the By-Laws provide that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.  Expenses must be advanced to an Indemnitee under certain circumstances.

The Company has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements may require the Company, among other things, to indemnify the Company’s directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her service as one of the Company’s directors or executive officers, or any of the Company’s subsidiaries or any other company or enterprise to which the person provides services at the Company’s request.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement the Company enters into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Company, the Company’s directors, the Company’s officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.

The foregoing discussion of the Company’s Certificate of Incorporation, By-Laws, indemnification agreements, underwriting agreement and Delaware law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, By-Laws, indemnification agreements, underwriting agreement or law.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.                                 Exhibits.

Exhibit
No.	Description of Exhibit

4.1

Sixth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1/A filed on November 4, 2005) (File No. 333-121173)

4.2

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report filed on 8-K on December 21, 2009) (File No. 000-51171)

4.3

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report filed on 8-K on September 9, 2010) (File No. 000-51171)

4.4

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report filed on 8-K on October 2, 2013) (File No. 000-51171)

4.5

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report filed on 8-K on July 15, 2014) (File No. 000-51171)

4.6

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s current report filed on 8-K on July 15, 2014) (File No. 000-51171)

4.7

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report filed on 8-K on June 9, 2015) (File No. 000-51171)

4.8	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.01 to the Registrant’s current report on 8-K filed on July 18, 2014) (File No. 000-51171)

4.9	Specimen Certificate representing the Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s quarterly report on Form 10-Q filed on August 11, 2014) (File No. 000-51171)

*5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

*23.1	Consent of Ernst & Young LLP, the Registrant’s independent registered public accounting firm

*23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 and incorporated herein by reference)

*24.1	Power of Attorney (included as part of the signature page to this Registration Statement)

*99.1	EPIRUS Biopharmaceuticals, Inc. 2015 Equity Incentive Plan

*99.2	EPIRUS Biopharmaceuticals, Inc. 2015 Employee Stock Purchase Plan

* Filed herewith.

Item 9.                                 Undertakings.

(a)                                 The undersigned Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 1st day of July, 2015.

EPIRUS BIOPHARMACEUTICALS, INC.

By:	/s/ Amit Munshi
Name:	Amit Munshi
Title:	President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Amit Munshi, Thomas Shea and Robert Ticktin and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities below on the dates indicated.

Name	Title(s)	Date

/s/ Amit Munshi	President, Chief Executive Officer and Director	July 1, 2015
Amit Munshi	(Principal Executive Officer)

/s/ Thomas Shea	Senior Vice President, Chief Financial Officer and	July 1, 2015
Thomas Shea	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Mark H.N. Corrigan, M.D.	Chairman of the Board and Director	July 1, 2015
Mark H.N. Corrigan, M.D.

/s/ J. Kevin Buchi	Director	July 1, 2015
J. Kevin Buchi

/s/ Geoffrey Duyk, M.D., Ph.D.	Director	July 1, 2015
Geoffrey Duyk, M.D., Ph.D.

/s/ Daotian Fu, Ph.D.	Director	July 1, 2015
Daotian Fu, Ph.D.

/s/ William Hunter, M.D.	Director	July 1, 2015
William Hunter, M.D.

/s/ Julie McHugh	Director	July 1, 2015
Julie McHugh

/s/ Scott Rocklage, Ph.D.	Director	July 1, 2015
Scott Rocklage, Ph.D.

INDEX TO EXHIBITS

Exhibit
No.	Description of Exhibit

4.1

Sixth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1/A filed on November 4, 2005) (File No. 333-121173)

4.2

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report filed on 8-K on December 21, 2009) (File No. 000-51171)

4.3

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report filed on 8-K on September 9, 2010) (File No. 000-51171)

4.4

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report filed on 8-K on October 2, 2013) (File No. 000-51171)

4.5

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report filed on 8-K on July 15, 2014) (File No. 000-51171)

4.6

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s current report filed on 8-K on July 15, 2014) (File No. 000-51171)

4.7

Certificate of Amendment to the Registrant’s Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report filed on 8-K on June 9, 2015) (File No. 000-51171)

4.8	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.01 to the Registrant’s current report on 8-K filed on July 18, 2014) (File No. 000-51171)

4.9	Specimen Certificate representing the Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s quarterly report on Form 10-Q filed on August 11, 2014) (File No. 000-51171)

*5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

*23.1	Consent of Ernst & Young LLP, the Registrant’s independent registered public accounting firm

*23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 and incorporated herein by reference)

*24.1	Power of Attorney (included as part of the signature page to this Registration Statement)

*99.1	EPIRUS Biopharmaceuticals, Inc. 2015 Equity Incentive Plan

*99.2	EPIRUS Biopharmaceuticals, Inc. 2015 Employee Stock Purchase Plan

* Filed herewith.